EXHIBIT 99

    FROM:     Hilton Hotels Corporation
              World Headquarters
              9336 Civic Center Drive
              Beverly Hills, California 90210
              Telephone 310/205-4545
              Reservations 1/800-HILTONS

    CORPORATE NEWS


              HILTON HOTELS AND BALLY ENTERTAINMENT TO MERGE IN
            STOCK DEAL; HILTON ANNOUNCES FOUR-FOR-ONE STOCK SPLIT

         Beverly Hills, Calif., June 6, 1996 -- Hilton Hotels
    Corporation (NYSE:HLT) and Bally Entertainment Corporation (NYSE:BLY) today announced the signing of a merger agreement that makes Hilton, already the world's leading name in lodging, into the world's largest casino gaming company. The companies reached an agreement whereby Hilton will acquire Bally in a stock for stock merger valued at approximately $2 billion.
         The transaction, which has been approved by both Boards of Directors, is subject to approval by the companies' shareholders and gaming regulators of several states, and is expected to close by year-end 1996.
         Terms of the agreement call for Hilton to complete a 4 for 1 stock split prior to consummation of the transaction, with Bally shareholders receiving one share of Hilton stock (on a post-split basis) for every Bally share. Based on the current price of $117 of Hilton common stock, Bally shareholders would receive value of $29.25 per share, or an aggregate of about $2 billion based on Bally's approximately 71.3 million fully diluted shares. In addition, Hilton will assume or refinance Bally's $1 billion net debt. If the value of the stock consideration is below $27 per share at the time of closing, Hilton will make up the difference in cash, up to a maximum of $3 per share.
         Stephen F. Bollenbach, president and chief executive officer of Hilton Hotels Corporation, and Arthur M. Goldberg, chairman and chief executive officer of Bally Entertainment Corporation, cited the natural synergies between the two companies as well as the benefits of creating the world's largest gaming company in an industry where smaller companies are finding it increasingly difficult to grow and compete.
         On a pro forma combined basis, the companies' latest twelve months of results would have shown earnings before interest, taxes, depreciation and amortization (EBITDA) of $834 million. With $537 million from combined casino gaming properties, Hilton's gaming operations would be nearly 25 percent larger than the next largest gaming company. The combined organization will include 15 casinos with nearly 800,000 square feet of gaming space; 18,000 hotel rooms in its gaming facilities, and more than 100,000 hotel rooms in total. The companies also are currently developing several major new casino properties.
         "It has been our stated goal to be the winner in the
    consolidation of the gaming industry and this transaction is the key step in achieving that goal," Bollenbach said. "Bally's quality properties, strategic locations and new projects are unparalleled in the industry, and its outstanding financial performance fits perfectly with Hilton's image and industry leadership position.
         "The joining of our two companies forms a powerful
    organization with unmatched financial strength and operating expertise. We gain an important, immediate leadership position in Atlantic City through Bally's two existing properties--Bally's Park Place and The
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    Grand.  Our prominence in Las Vegas, covering nearly a quarter mile at the center of the Golden Mile of the Strip, running from the Flamingo Hilton-Las Vegas to Bally's Las Vegas and the upcoming Paris Casino-Resort, is incredible, particularly when taking into account Bally's monorail connecting with MGM Grand."
         "Add to that the ability to leverage both the Hilton and
    Bally names, Hilton's worldwide reservations system and global sales and marketing programs, and our worldwide network of hotels and other casino gaming properties, and you achieve unassailable market leadership," he said.
         Bollenbach added that the stock for stock transaction is not expected to adversely impact Hilton's investment grade status, and would likely be accretive to Hilton earnings in 1996.
         Goldberg will join the combined company's Board of Directors.
         "I am very excited about the opportunity this merger provides all of Bally's shareholders. It creates the world's number one hotel and gaming company and I look forward to working closely with Steve Bollenbach to ensure all of our shareholders continued growth."
         Bollenbach added, "The most compelling reason for this merger is creating the opportunity for greater growth of earnings and cash flows for our shareholders. With an established presence in virtually all of the world's major gaming jurisdictions, premiere projects already in the pipeline, exceptional operating expertise, and cross-marketing and promotional opportunities throughout both hotel and casino networks, it is difficult to imagine a more powerful force in the gaming and lodging business."
         Hilton Hotels Corporation currently owns or operates 10
    casino facilities in Las Vegas, Reno and Laughlin, Nevada; New Orleans, Louisiana; Windsor, Canada; the Gold Coast and Brisbane, Australia, and Istanbul, Turkey. The company has casino projects under development in Kansas City, Missouri and Punta del Este, Uruguay, scheduled to open in August 1996 and January 1997, respectively. In addition, "Star
    Trek: The Experience," Hilton's collaboration with the Paramount Parks unit of Viacom, is slated for a mid-1997 opening at the Las Vegas Hilton, along with a new 22,000 square foot casino. Hilton also owns, operates, manages or franchises 240 hotels and resorts, including such world-renowned properties as the Waldorf-Astoria, Hilton Hawaiian Village, Palmer House, New York Hilton, Fontainebleu Hilton and New Orleans Hilton Riverside.
         Conrad International Hotels operates five-star luxury hotels in England, Hong Kong, Belgium, Ireland, Australia, Turkey, Spain and Egypt, with properties in development in Singapore, Thailand, Indonesia, Uruguay and other locations.
         Bally Entertainment Corporation owns and operates three world-class casino hotel resorts in Atlantic City and Las Vegas, a dockside casino and hotel in Robinsonville, Mississippi (near Memphis, Tennessee) and a riverboat casino in New Orleans, Louisiana. Additionally, Bally is developing the Paris Casino-Resort, a spectacular new 3,000-room casino resort with 85,000 square feet of casino space featuring a 50-story recreation of the Eiffel Tower, adjacent to Bally's Las Vegas on the Strip, with completion scheduled for early 1998. In Atlantic City, Bally is constructing the Wild, Wild West, a new highly-themed 70,000 square foot casino connected to Bally's Park Place, scheduled for completion in mid-1997, and a new 300-room hotel tower at The Grand, also scheduled to be completed in mid-1997.
                               # # #

    Contact:  Marc A. Grossman             Lee S. Hillman
              Senior Vice President -      Executive Vice President
              Corporate Affairs            Bally Entertainment Corp.
              Hilton Hotels Corp.          312-399-7615
              212-872-4600
              or 310-205-4012